Equitable Life Assurance Society                                    ROBIN WAGNER
  of the United States                                Vice President and Counsel
1290 Avenue of the Americas                                       (212) 314-3692
New York, NY  10104                                          (Fax)(212) 606-7879



                                                      LAW DEPARTMENT




                                        August 14, 2001


Dear Sirs:

        This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable Life") of a Form S-3 Registration Statement of Equitable Life for the purpose of registering Market Value Adjustment Interests under Flexible Premium Annuity contracts ("Interests") under the Securities Act of 1933. The Interests are purchased with contributions received under individual annuity contracts and certificates Equitable Life offers under a group annuity contract (collectively, the "Certificates"). As described in the prospectuses included in the Registration Statement, the Certificates are designed to provide for retirement income benefits.

        I have examined such corporate records of Equitable Life and provisions of the New York insurance law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Life is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Certificates (including any Interests credited thereunder) will be duly authorized and when issued in accordance with applicable regulatory approvals will represent validly issued and binding obligations of Equitable Life.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Robin Wagner
                                            ------------
                                            Robin Wagner



                      THE EQUITABLE LIFE ASSURANCE SOCIETY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104